EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-76294 and No. 333-90026) on Form S-8 of Deltic Timber Corporation of our reports dated March 3, 2015, with respect to the consolidated balance sheets of Deltic Timber Corporation and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Deltic Timber Corporation.

/s/ KPMG LLP

Shreveport, Louisiana

March 3, 2015